
                                                               Exhibit 12.1

                  UAL Corporation and Subsidiary Companies

              Computation of Ratio of Earnings to Fixed Charges


                                        Three Months Ended
                                             March 31
                                         1995        1994
                                           (In Millions)
Earnings:

  Earnings (loss) before income taxes  $     6     $  (108)
  Fixed charges, from below                282         256
  Undistributed earnings of affiliates     (14)         -
  Interest capitalized                     (12)        (10)

    Earnings                           $   262     $   138


Fixed charges:

  Interest expense                     $   102     $    83

  Portion of rental expense
    representative of the
    interest factor                        180         173

      Fixed charges                    $   282     $   256


Ratio of earnings to
  fixed charges                            (a)         (a)



(a) Earnings were inadequate to cover fixed charges by $20 million in the first quarter of 1995 and $118 million in the first quarter of 1994.
